                                  UNITED STATES
                       SECURlTIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)
                 Information to be Included in Statements Filed
                Pursuant to Rule 13d-1 (a) and Amendments thereto
                         Filed Pursuant to Rule 13d-2(a)
                               (Amendment No. 17)*

                               IBS FINANCIAL CORP.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    44922Q105
  -----------------------------------------------------------------------------
                                 (CUSIP Number)

    Lawrence B. Seidman, 100 Misty Lane, Parsippany, NJ 07054 (201) 560-1400

-------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                 March 31, 1998
 -------------------------------------- ---------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(e) 13d-1(f) or 13d-1(g), check the following box / /

Note: Sschedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. should be filed with the Commission. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 44922Q105
 NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

1  Seidman and Associates, L.L.C.    22-3343079
-------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
-------------------------------------------------------------------------------
3 SEC USE ONLY
-------------------------------------------------------------------------------
4 SOURCE OF FUNDS
  WC BK
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
-------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
 New Jersey
-------------------------------------------------------------------------------

                           7  SOLE VOTING POWER
NUMBER OF                           149,800
                  -------------------------------------------------------------

BENFICIALLY                8  SHARED VOTING POWER

                  -------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    149,800
PERSON   ----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER

                  --------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     149,800
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                     / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  1.36%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*  OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 44922Q105
NAME OF REPORTING PERSONS
 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

1 Seidman and Associates II, LLC
-------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
-------------------------------------------------------------------------------
3 SEC USE ONLY
-------------------------------------------------------------------------------
4 SOURCE OF FUNDS
  WC, BK
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
-------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
  New Jersey
-------------------------------------------------------------------------------

                           7  SOLE VOTING POWER
NUMBER OF                           55,303
                  -------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER

                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    55,303

PERSON   ----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER

                  -------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON            55,303
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  .502%
-------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON*  OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 44922Q105
 NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

1  Federal Holdings, L.L.C. 13-38338083
-------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
-------------------------------------------------------------------------------
3 SEC USE ONLY
-------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
-------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
  New York
-------------------------------------------------------------------------------

                           7  SOLE VOTING POWER
NUMBER OF                           84,846
                  -------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                                    84,846
                  -------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    84,846
PERSON   ----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                                    84,846
                  -------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     84,846
-------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                     / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)   .770
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*  OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 44922Q105
 NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


1  The Benchmark Company, Inc.    11-2950925
-------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
-------------------------------------------------------------------------------
3 SEC USE ONLY
-------------------------------------------------------------------------------
4 SOURCE OF FUNDS
  OO
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
-------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
  New York
-------------------------------------------------------------------------------

                           7  SOLE VOTING POWER
NUMBER OF                           145,014
                  -------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER

                  -------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    145,014
PERSON   ----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER

                  -------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     145,014
-------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                     / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.316%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*  BD
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 44922Q105
 NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


1  Benchmark Partners, LP    11-2955345
-------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
-------------------------------------------------------------------------------
3 SEC USE ONLY
-------------------------------------------------------------------------------
4 SOURCE OF FUNDS
 WC
-------------------------------------------------------------------------------
PURSUANT TO ITEMS 2(d) or 2(e)                                      / /
-------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
 Delaware
-------------------------------------------------------------------------------

                           7  SOLE VOTING POWER
NUMBER OF                           99,492
                  -------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER

                  -------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    99,492
PERSON   ----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER

                  -------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON   99,492

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                     / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  .903%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*  PN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 44922Q105
NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


1 Richard Whitman, Individually.    ###-##-####
-------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
-------------------------------------------------------------------------------
3 SEC USE ONLY
-------------------------------------------------------------------------------
4 SOURCE OF FUNDS
  AF
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
-------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
U.S.A.
--------------------------------------------------------------------------------

                           7  SOLE VOTING POWER
NUMBER OF                                   2,000
                  -------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                                            246,506
                  -------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                            2,000
PERSON   ----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                                            246,506
                  -------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                              246,506
-------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                        / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)   2.238%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON* IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 44922Q105
NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


1  Lorraine Di Paolo     ###-##-####
-------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
-------------------------------------------------------------------------------
3 SEC USE ONLY
-------------------------------------------------------------------------------
4 SOURCE OF FUNDS
  AF
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                      / /
-------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
 U.S.A.
-------------------------------------------------------------------------------

                           7  SOLE VOTING POWER
NUMBER OF                           29,477
                  -------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                                    273,983
                  -------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    29,477
PERSON   ----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                                    273,983
                  -------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     273,983
-------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                     / /
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)   2.488
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     The statement on Schedule 13D which was filed on September 8, 1995, Amendment #1 which was filed on November 6, 1995, Amendment #2 which was filed on November 16, 1995, Amendment #3 which was filed on December 7, 1995, Amendment #4 which was filed on February 5, 1996, Amendment #5 which was filed on March 18, 1996, Amendment #6 which was filed on June 13, 1996, Amendment #7 which was filed on October 11, 1996, Amendment #8 which was filed on November 19, 1996, Amendment #9 which was filed on December 16, 1996, Amendment #10 which was filed on January 28, 1997 and Amendment #11 which was filed on June 26, 1997, Amendment #12 which was filed on July 2, 1997, Amendment #13 which was filed on July 29, 1997, Amendment #14 which was filed on August 19, 1997, Amendment #15 which was filed on September 3, 1997 and Amendment #16 which was filed on February 24, 1998 on behalf of Seidman, Associates, L.L.C. ("SAL"), Seidman and Associates II, L.L.C. ("SAL II"), Federal Holdings, L.L.C., ("Federal"), Seidman Investment Partnership ("SIP"), L.P., Lawrence B. Seidman, Individually ("Seidman"), The Benchmark Company, Inc. ("TBCI"), Benchmark Partners LP ("Partners"), Richard Whitman, Individually ("Whitman"), Lorraine DiPaolo ("DiPaolo"), Individually, Ernest Beier, Jr., Individually ("Beier") and Dennis Pollack, Individually ("Pollack") (collectively, the "Reporting Persons") with respect to the Reporting Persons' beneficial ownership of shares of Common Stock, $.01 par value (the "Shares"), of IBS Financial Corp., a New Jersey Corporation (the "Issuer"), is hereby amended as set forth below. Such Statement on Schedule 13D is hereinafter referred to as the "Schedule 13D". Terms used herein which are defined in the Schedule 13D shall have their respective meanings set forth in the Schedule 13D.

4.       Purpose of Transaction

The Reporting Persons have determined to sell the Shares in an orderly manner from time-to-time in ordinary brokerage transactions as market conditions permit, or in private transactions for such prices and upon such terms and conditions as the Reporting Persons deem appropriate.

5.       Interest in Securities of the Issuer

The schedule below describes transactions in the Common Stock effected by the Reporting Persons from February 27, 1998 to March 31, 1998. Except as set forth in this Item 5, none of the Reporting Persons owns beneficially or has a right to acquire beneficial ownership of any Common Stock, and except as set forth in this Item 5, none of the Reporting Persons has effected transactions in the Common Stock during the past sixty (60) days.

                    No. of                            Total
  Trade Date        Shares Sold   Price           Cost/(Proceeds)    Entity
-------------------------------------------------------------------------------
  2/27/98          (1,150)        17.875           (20,556.25)         TCBI
  3/04/98          (1,000)        17.875           (17,875.00)         TCBI
  3/06/98            (542)        17.938            (9,722.83)      WHITMAN
  3/06/98          (2,500)        17.938           (44,847.00)         SEID
  3/06/98          (1,958)        18.019            (35,124.17     PARTNERS
  3/09/98          (5,000)         18.00              (90,000)         TBCI
  3/09/98          (2,500)         18.25              (45,625)       SEIDII
  3/09/98          (2,500)         18.25              (45,625)         TBCI
  3/13/98            (150)        17.938            (2,690.63)         TCBI
  3/13/98            (150)        17.938            (2,690.63)         TCBI
  3/13/98            (150)        17.938            (2,690.63)         TCBI
  3/13/98            (250)        17.938             (4,484.38         TCBI
  3/13/98            (300)        17.938            (5,381.25)         TCBI
  3/13/98            (250)        17.938             (4,484.38         TCBI
  3/13/98            (632)         17.63           (11,139.00)         TCBI
  3/13/98          (1,250)        17.938           (22,421.88)         SEID
  3/17/98            (500)       18.0625            (9,031.25)         TCBI
  3/17/98            (500)       18.0625            (9,031.25)         TCBI
  3/17/98            (300)       18.0625            (5,418.75)         TCBI
  3/17/98            (300)       18.0625            (5,418.75)         TCBI
  3/17/98            (570)       18.0625           (10,183.84)         TCBI
  3/17/98            (330)       18.0625            (5,960.63)         TCBI
  3/17/98          (2,500)       18.0625           (45,156.25)         SEID
  3/18/98          (5,000)          18.5           (92,500.00)         SEID
  3/18/98          (5,000)          18.5           (92,500.00)         TCBI
  3/19/98          (7,500)        18.049          (142,869.00)         SEID
  3/19/98          (1,000)         19.04           (19,049.20)         TCBI
  3/19/98            (500)        19.049            (9,524.60)         TCBI
  3/19/98            (500)        19.049            (9,524.60)         TCBI
  3/19/98            (500)        19.049            (9,524.60)         TCBI
  3/19/98            (500)        19.049            (9,524.60)         TCBI
  3/19/98            (500)        19.049            (9,524.60)         TCBI
  3/19/98            (500)        19.049            (9,524.60)         TCBI
  3/19/98            (500)        19.049            (9,524.60)         TCBI
  3/19/98            (500)        19.049            (9,524.60)         TCBI
  3/19/98          (1,000)        19.049           (19,049.20)         TCBI
  3/19/98         (10,000)        19.049          (190,490.00)     PARTNERS
  3/20/98          (5,000)         20.25          (101,250.00)          FED
  3/20/98          (2,500)         20.50           (51,250.00)          FED
  3/20/98          (2,500)         21.25           (53,125.00)          FED
  3/20/98          (5,000)        20.187          (100,937.50)         SEID
  3/20/98            (500)        20.187           (10,093.75)         TCBI
  3/20/98            (500)        20.187           (10,093.75)         TCBI
  3/20/98            (500)        20.187           (10,093.75)         TCBI
  3/20/98            (500)        20.187           (10,093.75)         TCBI
  3/20/98            (500)        20.187           (10,093.75)         TCBI
  3/20/98            (500)        20.187           (10,093.75)         TCBI
  3/20/98            (500)        20.187           (10,093.75)         TCBI
  3/20/98            (500)        20.187           (10,093.75)         TCBI
  3/20/98            (500)        20.187           (10,093.75)         TCBI
  3/20/98            (500)        20.187           (10,093.75)         TCBI
  3/23/98          (1,900)        20.812           (39,518.75)     PARTNERS
  3/23/98          (2,000)        20.187           (40,375.00)         SEID
  3/23/98            (500)        20.187           (10,093.75)         TCBI
  3/23/98            (500)        20.187           (10,093.75)         TCBI
  3/23/98            (300)        20.187            (6,056.25)         TCBI
  3/23/98            (300)        20.187            (6,056.25)         TCBI
  3/25/98          (2,400)         20.00           (48,000.00)         SEID
  3/25/98            (500)         20.00           (10,000.00)         TBCI
  3/25/98            (700)         20.00           (14,000.00)         TBCI
  3/25/98            (300)         20.00            (6,000.00)         TBCI
  3/25/98            (500)         20.00           (10,000.00)         TBCI
  3/25/98            (700)         20.00           (14,000.00)         TBCI
  3/25/98            (500)         20.00           (10,000.00)         TCBI
  3/25/98            (400)         20.00            (8,000.00)         TCBI
  3/26/98          (1,000)         20.25           (20,250.00)      DIPAOLO
  3/26/98          (1,000)         20.25           (20,250.00)      WHITMAN
  3/26/98            (500)         20.25           (10,125.00)         TCBI
  3/26/98            (300)         20.25            (6,075.00)         TCBI
  3/26/98            (500)         20.25           (10,125.00)         TCBI
  3/26/98          (3,500)         20.25           (70,875.00)         SEID
  3/26/98            (300)         20.25            (6,075.00)         TCBI
  3/26/98            (400)         20.25            (8,100.00)         TCBI
  3/27/98          (3,500)        20.326           (71,143.45)         TCBI
  3/27/98            (700)        20.326           (14,228.69)         TCBI
  3/27/98            (400)        20.326            (8,130.68)         TCBI
  3/27/98            (300)        20.326            (6,098.01)         TCBI
  3/27/98            (400)        20.326            (8,130.68)         TCBI
  3/27/98            (200)        20.326            (4,065.34)         TCBI
  3/27/98            (400)        20.326            (8,130.68)         TCBI
  3/27/98            (500)        20.326           (10,163.35)         TCBI
  3/27/98            (300)        20.326            (6,098.01)         TCBI
  3/27/98            (400)        20.326            (8,130.68)         TCBI
  3/27/98            (300)        20.326            (6,098.01)         TCBI
  3/27/98            (200)        20.326            (4,065.34)         TCBI
  3/27/98            (400)        20.326            (8,008.54)         TCBI
  3/27/98            (500)        20.326           (10,163.35)         TCBI
  3/31/98            (650)        19.395           (12,606.95)         TCBI
  3/31/98            (575)        19.395           (11,152.30)         TCBI
  3/31/98            (575)        19.395           (11,152.30)         TCBI
  3/31/98            (300)        19.395            (5,818.59)         TCBI
  3/31/98            (379)        19.395            (7,350.82)         TCBI
  3/31/98          (1,000)        19.395           (19,395.30)         TCBI
  3/31/98            (379)        19.395            (7,350.82)         TCBI
  3/31/98            (506)        19.395            (9,814.02)         TCBI
  3/31/98            (650)        19.395            (12,606.95         TCBI
  3/31/98            (275)        19.395            (5,333.71)         TCBI
  3/31/98            (230)        19.395            (4,460.92)         TCBI
  3/31/98            (230)        19.395            (4,460.92)         TCBI
  3/31/98            (725)        19.395           (13,911.91)         TCBI
  3/31/98            (765)        19.395           (14,837.40)         TCBI
  3/31/98            (650)        19.395           (12,606.95)         TCBI
  3/31/98          (1,875)        19.395           (36,366.19)         TCBI
  3/31/98            (575)        19.395           (11,152.30)         TCBI
  3/31/98          (1,875)        19.395           (36,366.19)         TCBI
  3/31/98            (575)        19.395           (11,152.30)         TCBI
  3/31/98            (575)        19.395           (11,152.30)         TCBI
  3/31/98          (1,300)        19.395           (25,213.89)         TCBI
  3/31/98            (500)        19.395            (9,814.02)         TCBI
  3/31/98            (230)        19.395            (4,460.92)         TCBI
  3/31/98            (400)        19.395            (7,758.12)         TCBI
  3/31/98            (632)        19.395           (12,257.83)         TCBI
  3/31/98            (230)        19.395            (4,460.92)         TCBI
  3/31/98            (300)        19.395            (5,818.59)         TCBI
  3/31/98            (345)        19.395            (6,691.38)         TCBI
  3/31/98            (592)        19.395           (11,482.02)         TCBI
  3/31/98            (500)        19.395            (9,687,65)         TCBI
  3/31/98            (400)        19.395            (7,758.12)         TCBI
  3/31/98          (1,207)        19.395           (23,410.13)         TCBI


  (d) N/A
  (e) N/A

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         April 1, 1998                           ss/Richard Whitman
              Date                                -------------------------
                                                  Richard Whitman, President
                                                  The Benchmark Company, Inc.

         April 1, 1998
              Date                                ss/Dennis Pollack
                                                  -------------------------
                                                  Dennis Pollack, Individually